EXHIBIT 99.1

September 28, 2009

Dear Stockholders:

The Board of Directors presents this Annual Report of the condition of Royal Financial, Inc., and its subsidiary, Royal Savings Bank, as of June 30, 2009, and the results of operations during Fiscal Year 2009.

The past two fiscal years have presented unusual and unprecedented challenges to the financial services industry and to your company.  The industry is being reshaped by economic and political forces; adverse economic and credit cycles continue to batter the industry; and the future operating environment is unclear.  The fundamental challenge facing the company and bank continues to be the uncertainty attached to real estate values, the economy and unemployment.  How bad will conditions get?  How long will it take them to get there?  When will the recovery begin?  How robust will the recovery be?

Royal Financial and Royal Savings Bank are both well-capitalized, and, we believe, have the resources to survive the current economic cycle.  Your Board of Directors and company management monitor external events carefully and attempt to actively manage the bank’s business with the goal of maximizing stockholder value, and to operate the company and bank in a safe and sound manner.

During the past fiscal year, the Board of Directors  completed its strategic analysis of all available options to maximize stockholder value.  We concluded that the sale or merger of the company in a controlled auction would be the best strategy to maximize stockholder value. However, extraordinary external circumstances created by the current economic environment, especially the extremely challenging environment for financial institutions, prevented execution of this strategy during 2009.  Accordingly, until this strategy becomes viable again, the company is focused on enhancing stockholder value through conservation of capital, mitigation of credit risk, preservation of liquidity, and rationalization of general and administrative expenses.

At the Annual Meeting this year, Director Barbara K. Minster’s long service to the bank and company, formerly as employee, officer and President and currently as Director, will end.  We are extremely grateful for Barbara’s dedicated and selfless service over many years and wish her well.  The Board of Directors has nominated Roger L. Hupe, an experienced community bank director and active businessman in the Chicago southland region, for election at the Annual Meeting to succeed Ms. Minster.

I encourage you to attend our Annual Meeting of Stockholders on Wednesday, October 21, 2009, and to complete and submit your proxy even if you plan on attending the meeting.  If you have any questions concerning this letter or the Annual Report, please contact me at (941) 962-6700 or JFitch@TrinityMfgCorp.com, or our Chief Executive Officer, Leonard Szwajkowski, at (773) 382-2111 or LSzwajkowski@Royal-Bank.us.

Thank you for your continued support of the company and the bank.

Sincerely,

/s/James A. Fitch, Jr.

James A. Fitch, Jr.
Chairman of the Board